EXHIBIT 4.4
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                CONSULTING AGREEMENT
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This Agreement is made as of this May 23, 2000, by and
between The Auxer Group, Inc., ("the Company") a
corporation duly organized and existing under the laws of
New Jersey, with offices at 12 Andrews Drive, West
Paterson, New Jersey 07424 and ("the Consultant") Patrick
Rost, 1042 N. El Camino Road, S-B266, Encinitas, CA
92024.
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WHEREAS, the Company is engaged in the business of
acquiring and investing in businesses with high growth
potential,
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WHEREAS, the Consultant provides management and business
strategy consulting services,
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WHEREAS, the Company wishes to retain the services of the
Consultant on the following terms and conditions:
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1.     The Company hereby retains the services of the
Consultants for a period of two (2) months and
terminating on May 23,  2002.  In exchange for the
Consulting Services (as that term is defined herein), the
Consultant shall receive 1,000,000 shares of the Auxer
Group common stock registered under S-8 filing.  As
additional consideration, The Auxer Group hereby issues a
warrant to purchase 2,500,000 shares of common stock
registered under an S-8 filing at a price of $0.04 per
share.
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2.     The Consultant shall, employing its best efforts,
assist the Company by:  providing management and business
strategy consulting services.
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3.     The Consultant shall be independent contractors
and shall have no right or authority to assume or create
any obligations or responsibility, express or implied, on
behalf of or in the name of the Company, unless
specifically authorized in writing by the Company.  No
provision of this Agreement shall be construed to
preclude consultants from pursuing other consulting or
design and development projects.
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4.     The Consultant (including any person or entity
acting for or on behalf of the Consultant) shall not be
liable for any mistakes of fact, errors of judgment, for
losses sustained by the Company or any subsidiary or for
any acts or omissions of any kind, unless caused by the
negligence or intentional misconduct of the Consultant or
any person or entity acting for or on behalf of the
Consultant.
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5.     The Company and its present and future
subsidiaries jointly and severally, agree to indemnify
and hold harmless the Consultant against any loss, claim,
damage or liability whatsoever, (including reasonable
attorneys' fees and expenses), to which such Indemnified
Party may become subject as a result of performing any
act (or omitting to perform any act) contemplated to be
performed by the Consultant pursuant to this Agreement if
such act or omission did not violate the provisions of
Section 4 of this Agreement.  So long as the Company has
not provided counsel to the Indemnified Party in
accordance with the terms of this Agreement, the Company
and its subsidiaries agree to reimburse the defense of
any action or investigation (including reasonable
attorney's fees and expenses), subject to any
understanding from such Indemnified Party to repay the
Company or its subsidiaries if it is ultimately
determined that such Indemnified Party is not entitled to
such indemnity.  In case any action, suit or proceeding
shall be brought or threatened, in writing, against any
Indemnified Party, it shall notify the Company within
twenty (20) days after the Indemnified Party receives
notice of such action, suit or such threat.  The Company
shall have the right to appoint the Company's counsel to
defend such action, suit or proceeding, provided that
such Indemnified Party consents to such representation by
such counsel, which consent shall not be unreasonably
withheld.  In the event any counsel appointed by the
Company shall not be acceptable to such Indemnified
Party, then the Company shall have the right to appoint
alternative counsel for such Indemnified Party reasonably
acceptable to such Indemnified Party, until such time as
acceptable counsel can be appointed.  In any event, the
Company shall, at its sole cost and expense, be entitled
to appoint counsel to appear and participate as
co-counsel in the defense thereof.  The Indemnified
Party, or its co-counsel, shall promptly supply the
Company's counsel with copies of all documents, pleadings
and notices which are filed, served or submitted in any
of the aforementioned.  No indemnified Party shall enter
into any settlement without the prior written consent of
the Company, which consent shall not be unreasonable
withheld.
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6.     This Agreement shall be binding upon the Company
and the Consultant and their successors and assigns.
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7.     If any provision or provisions of this Agreement
shall be held to be invalid, illegal or unenforceable for
any reason whatsoever, (i) the validity, legality and
enforceability of the remaining provisions of this
Agreement (including, without limitation, each portion of
any Section of this Agreement containing any such
provision held to be invalid, illegal or unenforceable)
shall not in any way be affected or impaired thereby; and
(ii) to the fullest extent possible, the provisions of
this Agreement (including, without limitation, each
portion of any Section of this Agreement containing any
such provision held to be invalid, illegal or
unenforceable) shall be construed so as to give effect to
the intent manifested by the provision held, invalid
illegal or unenforceable.
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8.     No supplement, modification or amendment of this
Agreement shall be binding unless executed in writing by
both parties hereto.  No waiver of any other provisions
hereof (whether or not similar) shall be binding unless
executed in writing by both parties hereto nor shall such
waiver constitute a continuing waiver.
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9.     This Agreement may be executed in one or more
counterparts, each of which shall for all purposes be
deemed to be an original but all of which shall
constitute one and the same Agreement.
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10.     The Parties agree that should any dispute arise
in the administration of this Agreement, that the
agreement shall be governed and construed by the Laws of
the State of New Jersey.
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11.     This Agreement contains the entire agreement
between the Parties with respect to the consulting
services to be provided to the Company by the Consultant
and supersedes any and all prior understandings,
agreement or correspondence between the Parties.
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IN WITNESS WHEREOF, the Company and the Consultant have
caused this Agreement to be signed by duly authorized
representatives as of the day and year first above
written.
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THE AUXER GROUP, INC.
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s/s Eugene Chiaramonte, Jr.
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    President
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s/s Patrick Rost
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    Patrick Rost (Consultant)
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